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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
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Assisted Living Concepts Announces AGREEMENT TO SETTLE CLASS ACTION LITIGATION.

Portland, OR -- September 5, 2000. Assisted Living Concepts, Inc. (ALF: AMEX) today announced that it had reached an agreement to settle the class action litigation stemming from the restatement of its financial statements for the years ended December 31, 1996 and 1997 and the first three quarters of fiscal 1998. This settlement is subject to the approval of the United States District Court for the District of Oregon, as are all settlements in federal class action litigation.

The total pre-tax cost of the settlement to the Company will be approximately $10,020,000 (less $1.0 million of legal fees and expenses to be reimbursed by the Company's corporate liability insurance carriers and other reimbursements of approximately $193,000), to be documented in a non-interest bearing note collateralized by certain residences satisfactory to plaintiffs, and payable in four quarterly installments of approximately $2,255,000 each, commencing no later than October 23, 2000, with a fifth and final payment of $1.0 million due within 90 days following the final quarterly payment.

On or before November 15, 2000, the Company's corporate liability insurance carriers will reimburse the Company for $1.0 million related to legal fees and expenses incurred by the Company to date in connection with the litigation, which will be included within the amounts contributed to the settlement by the carriers under the policy terms. The Company in turn has agreed to make the final $1.0 million installment set forth in the payment schedule described above, in addition to the approximately $9,020,000 Company contribution contemplated by a Memorandum of Understanding previously proposed and executed by the plaintiffs in the class action and also agreed to by certain of the settling defendants.

As previously announced in the Company's Report on Form 8-K filed with the Securities and Exchange Commission on August 21, 2000, the settlement had been pending the approval of the Company's corporate liability insurance carriers. These carriers had raised certain coverage issues that resulted in the filing of litigation between the carriers and the Company. These carriers have now consented to the settlement, and the Company and the carriers have agreed to dismiss their litigation regarding coverage issues and to resolve those issues through mediation or binding arbitration, if the mediation fails. To the extent that the carriers are successful, the Company and the carriers have agreed that the carriers' recovery will not exceed $4.0 million. The parties have further agreed that payment of any such amount awarded or agreed to will not be due in any event until 90 days after the Company has satisfied its obligations to the plaintiffs in the class action, with any such amount to be subordinated to new or refinancing of existing obligations. The Company believes that it has strong defenses regarding this dispute.
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As a result of the class action settlement, the Company expects to record a charge of approximately $10,020,000 in the third quarter of 2000, which will be offset by a reduction in general and administrative expenses of approximately $1,193,000 as a result of the reimbursement of legal fees and expenses incurred in connection with the litigation. Accordingly, the settlement will result in an increase in net loss of $8,827,000 (or approximately $0.52 per basic and diluted share) for the third quarter of 2000 and for the year ended December 31, 2000. This amount may be increased in the event that the Company receives an unfavorable outcome in resolving its dispute with its corporate liability insurance carriers.

The Company currently does not have any financing commitments in place to meet the settlement obligations described above, but the Company has been exploring financing opportunities, including possible loan transactions secured by certain of its numerous unencumbered properties, and is optimistic that this settlement will enhance those opportunities. However, there can be no assurances that such financing will be available.

The foregoing settlement was reached in a settlement conference concluded late Friday afternoon September 1, 2000 before the Honorable Michael R. Hogan, Presiding Judge in the United States District Court for the District of Oregon.

W. James Nicol, Chairman of the Board of Assisted Living Concepts, commented, "I am very pleased that we have been able to forge this settlement and avoid lengthy litigation. We are very grateful to Judge Hogan for his able assistance and determination in moving forward to resolving the difficult issues at hand. It was only through his very capable guidance that the parties kept talking and finally came to this conclusion. The class action represented a serious threat to the Company's future. Under the circumstances, I believe that the settlement was in the best interests of the Company and its securityholders, and will enable investors to value the Company based on our operating performance, without the uncertainty created by this litigation. We can now turn our attention to the equally important matters of financing our ongoing needs, continuing to improve the operating efficiencies of our residences and achieving cost effectiveness throughout the organization."

Keren Brown Wilson, President and Chief Executive Officer of the Company, reported, "I am optimistic about the future prospects for Assisted Living Concepts. The class action has been a significant distraction to management. The Company has, however, been able to achieve significant progress in the occupancy of our residences, particularly those that are still relatively new. I am particularly proud of our field personnel who have had the resolve to put these distractions aside and focus on the important business of running their local operations."

This press release and statements made by or on behalf of Assisted Living Concepts relating hereto may be deemed to constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by risks and uncertainties, including the Company's ability to obtain approval of the United States District Court for the District of Oregon, the effect of the settlement on the Company's results of operations, the outcome of the Company's dispute with
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its corporate liability insurance carriers, the Company's ability to obtain financing necessary to make the payments required by the proposed settlement and other risks described in the Company's filings with the Securities and Exchange Commission. In light of such risks and uncertainties, Assisted Living Concept's actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.


Contact Information:
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Keren Brown Wilson
President and Chief Executive Officer
(503) 252-6233

Drew Miller
Chief Financial Officer
(503) 408-5293